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                                                                    Exhibit 12


                  RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                      YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------
                                                            1999      1998        1997      1996      1995
                                                        ----------  ---------  ---------- ---------  --------
Income from continuing operations ..................    $1,665,731 $(141,092)    $421,110 $404,944   $397,400

Income taxes for continuing operations .............       899,117   (30,432)     206,374  200,165    199,555

Capitalized interest ...............................       (18,942)  (13,868)     (10,593)  (2,598)    (4,692)

                                                        ----------  --------   ---------- --------   --------
                                                         2,545,906  (185,392)     616,891  602,511    592,263
                                                        ----------  --------   ---------- --------   --------

Fixed charges, as defined:

   Interest ........................................       511,474   509,601      395,085  307,382    296,385

   Capitalized interest ............................        18,942    13,868       10,593    2,598      4,692

   Distribution on trust preferred securities ......        51,220    29,201       26,230

   Preference security dividend requirements
     of subsidiary .................................                                3,360   33,619     44,933

   Interest component of rentals charged to
     operating expense .............................        12,949     9,966        5,692      942      3,102

                                                        ----------  --------   ---------- --------   --------
   Total fixed charges .............................       594,585   562,636      440,960  344,541    349,112
                                                        ----------  --------   ---------- --------   --------

Earnings, as defined ...............................    $3,140,491  $377,244   $1,057,851 $947,052   $941,375
                                                        ==========  ========   ========== ========   ========

Ratio of earnings to fixed charges .................          5.28                   2.40     2.75       2.70
                                                        ==========  ========   ========== ========   ========

     In 1998 earnings were inadequate to cover fixed charges by approximately $185 million. This deficiency results from the $1.2 billion non-cash, unrealized accounting loss recorded for the ACES. Excluding the effect of the non-cash, unrealized accounting loss of $764 million, the ratio of earnings from continuing operations to fixed charges would have been 2.76.


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